Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the following:

i)  the joint filing on behalf of each of them of a statement on Schedule 13D (including subsequent amendments thereto) with respect to the Common Stock, no par value, of Altair Nanotechnologies, Inc., a corporation incorporated under the laws of Canada, and

(ii)  the inclusion of this Joint Filing Agreement as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe that such information is inaccurate.

The Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 29 day of September, 2011.

CANON INVESTMENT HOLDINGS LIMITED

By	/s/ Yincang Wei
Its	Executive Director

MR. YINCANG WEI

By	/s/ Yincang Wei

ENERGY STORAGE TECHNOLOGY (CHINA) GROUP LTD.

By	/s/ Guohua Wei
Its	Director & GM

ZHUHAI JIAMEI ENERGY TECHNOLOGY CO., LTD.

By	/s/ Guohua Wei
Its	Executive Director

ZHUHAI YINTONG ENERGY CO., LTD.

By	/s/ Jianhua Ao
Its	CEO